Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Esterline Technologies Corporation of our report dated December 4, 2002, included in the 2002 Annual Report to Shareholders of Esterline Technologies Corporation.

Our audits also included the financial statement schedule of Esterline Technologies Corporation listed in Item 15(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-43843, No. 33-58375, No. 333-62650, and No. 333-85440) pertaining to the 1997 Stock Option Plan, Non-Employee Directors' Stock Compensation Plan, Amended and Restated 1997 Stock Option Plan, and the 2002 Employee Stock Purchase Plan of Esterline Technologies Corporation of our report dated December 4, 2002, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of Esterline Technologies Corporation for the fiscal year ended October 25, 2002.

Ernst & Young LLP
Seattle, Washington January 22, 2003